Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II and to the use of our report dated November 29, 2024 on the financial statements and financial highlights of AXS Adaptive Plus Fund, AXS Chesapeake Strategy Fund, AXS Dynamic Opportunity Fund, AXS Income Opportunities Fund, AXS Market Neutral Fund, AXS Tactical Income Fund, and AXS FTSE Venture Capital Return Tracker Fund, each a series of shares of Investment Managers Series Trust II. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

January 28, 2025